Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our reports dated February 27, 2017 accompanying the financial statements of CVH Southaven, LLC, CVH Lexington, LLC, EASTVHR HS Round Rock, LLC, and VHRMR TALL, LLC, which comprise the balance sheets as of December 31, 2016 and 2015 and the related statements of operations and changes in member’s equity and cash flows for the years ended December 31, 2016 and 2015 in the Registration Statement on Form S-11 of Condor Hospitality Trust, Inc. and to the reference to our firm under the heading “Experts” in the prospectus, which is a part of the Registration Statement.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, TX

March 7, 2017